Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230054

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective by rule of the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 4, 2019

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated March 4, 2019)

$300,000,000

Horizon Pharma plc

Ordinary Shares

We are offering $300,000,000 of ordinary shares in this offering. Our ordinary shares are listed on The Nasdaq Global Select Market under the symbol “HZNP”. The last reported sale price of our ordinary shares on The Nasdaq Global Select Market on March 1, 2019 was $28.18 per share. Based on an assumed public offering price of $28.18 per ordinary share, we would expect to offer 10,645,848 ordinary shares in this offering.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Horizon Pharma plc, before expenses	$	$

We have granted the underwriters the option to purchase up to an aggregate of $45,000,000 of additional ordinary shares. The underwriters may exercise this right at any time, in whole or in part, within 30 days following the date of this prospectus supplement.

The underwriters expect to deliver the ordinary shares to purchasers on or about March    , 2019 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	Morgan Stanley
Goldman Sachs & Co. LLC	Cowen

The date of this prospectus supplement is March     , 2019.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this process, among other offerings that may occur from time to time under the registration statement, we are offering to sell our ordinary shares using this prospectus supplement and the accompanying prospectus.

This prospectus supplement describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, dated March 4, 2019, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus that we have authorized for use in connection with this offering—the statement in the document having the later date modifies or supersedes the earlier statement. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision.

We and the underwriters have not authorized anyone to provide you with information other than the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than its respective date, regardless of when this prospectus supplement and the accompanying prospectus is delivered, or when any sale of our ordinary shares occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement, the accompanying prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or others. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement and the accompanying prospectus are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the risks of investing in our ordinary shares under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. References to “we,” “us,” and “our” mean Horizon Pharma plc and its consolidated subsidiaries unless the context otherwise indicates.

Overview

Horizon Pharma plc is focused on researching, developing and commercializing innovative medicines that address unmet treatment needs for rare and rheumatic diseases. By expanding our growing pipeline of medicines in development and exploring all potential uses for currently marketed medicines, we strive to make a powerful difference for patients, their caregivers and physicians.

Our Strategy

We aspire to be a leading rare disease biopharma company that delivers innovative therapies to patients and generates high returns for our shareholders.

Our approach has been different from typical biopharma companies. Instead of starting with a pipeline and raising capital to finance development opportunities, we first developed a successful commercial business, generating cash flows and significant growth. We then deployed our cash flows and access to capital to the development and acquisition of leading-edge therapeutic products for rare diseases.

Today we have a growing pipeline of development programs, have eleven on-market medicines and had total annual net sales of $1.2 billion in 2018—a transformation from our beginnings as a public company in 2011, with two medicines and total annual net sales of $6.9 million.

Our highest strategic priority is to build a robust and differentiated pipeline of rare disease medicines. We are also focused on maximizing the growth of our rare-disease medicines—in particular, of KRYSTEXXA, our biologic for the treatment of chronic gout refractory to conventional therapy.

We have two operating segments: the orphan and rheumatology segment and the primary care segment. The orphan and rheumatology operating segment, our strategic growth segment, has generated a four-year net sales compound annual growth rate from 2014 to 2018 of 101.2 percent, underscoring the success of our strategy, with its focus on rare disease medicines. We expect the segment to drive future growth as well, supported by our durable base of rare disease medicines; our growth driver, KRYSTEXXA; and if approved, teprotumumab, our late-stage development biologic candidate, which we believe offers significant growth potential. Teprotumumab is being developed to treat active thyroid eye disease, a debilitating rare autoimmune condition for which there is no approved treatment.

Results of Teprotumumab Phase 3 Clinical Trial

On February 28, 2019, we reported topline results from our Phase 3 confirmatory trial evaluating teprotumumab for the treatment of active thyroid eye disease, or TED. The study met its primary endpoint, showing more patients treated with teprotumumab compared with placebo had a meaningful improvement in proptosis, or bulging of the eye: 82.9 percent of teprotumumab patients compared to 9.5 percent of placebo patients achieved the primary endpoint of a 2 mm or more reduction in proptosis (p<0.001). All secondary endpoints were also met and the safety profile was consistent with the Phase 2 study of teprotumumab in TED.

The Phase 3 trial was designed to investigate the efficacy, tolerability and safety of teprotumumab in patients with active TED. Eighty-three patients were assigned to receive teprotumumab or placebo in eight intravenous infusions (10mg/kg for their first infusion followed by 20mg/kg for the remaining seven infusions) every three weeks for 21 weeks. The primary endpoint was a responder rate of ≥ 2 mm reduction of proptosis in the study eye (without deterioration in the fellow eye) at Week 24.

In the intent-to-treat population, 34/41 (82.9%) patients receiving teprotumumab and 4/42 (9.5%) patients receiving placebo were proptosis responders at Week 24 (p<0.001).

All secondary endpoints were also met, which include the effect of teprotumumab versus placebo on:

•

Overall responder rate at Week 24 (primary endpoint in the Phase 2 study): Percent of participants with ≥2 point reduction in Clinical Activity Score, or CAS, and ≥2 mm reduction in proptosis from baseline, provided there is no corresponding deterioration (≥2-point/mm increase) in CAS or proptosis in the fellow eye.

•	Percent of participants with a CAS value of 0 or 1 at Week 24 in the study eye.

•	Percent of patients with a change from baseline of at least one grade in diplopia (double vision).

•	Mean change in proptosis measurement from baseline to Week 24 in the study eye.

•	Mean change in Graves’ Ophthalmopathy Quality of Life from baseline to Week 24.

The safety profile of teprotumumab in the Phase 3 trial was similar to that seen in the Phase 2 trial with no new safety observations. The drop-out rate was low (less than 5%) and balanced across placebo and treatment arms. There were no deaths during the study and a total of three serious adverse events occurred: in the placebo arm, one patient had a visual field defect and received orbital decompression surgery; and in the teprotumumab arm, one patient had pneumothorax (considered not related to study drug) and another had an infusion reaction. The vast majority of treatment-emergent adverse events were mild to moderate in intensity and did not lead to discontinuation.

Based on the results of the Phase 3 trial, we expect to submit a Biologics License Application to the U.S. Food and Drug Administration, or FDA, during mid-2019. Teprotumumab has received Breakthrough Therapy, Orphan Drug and Fast Track designations from the FDA.

Proposed Amendment to Credit Agreement

In connection with the closing of this offering, Horizon Pharma USA, Inc., our wholly-owned subsidiary, or the Borrower, intends to secure $200,000,000 aggregate principal amount of revolving commitments, or the New Incremental Revolving Commitments, pursuant to an amendment to our existing Credit Agreement with Citibank, N.A., as administrative agent and collateral agent, or the Credit Agreement. The New Incremental Revolving Commitments would be established pursuant to an incremental facility, or the Revolving Credit Facility, and would provide the Borrower with $200,000,000 of additional borrowing capacity, which includes a $50,000,000 letter of credit sub-facility. The New Incremental Revolving Commitments would terminate on March 29, 2024, concurrent with the maturity date of our term loans.

The obligations under the Credit Agreement (including obligations in respect of the Revolving Credit Facility) would continue to be guaranteed by us and each of our existing and subsequently acquired or formed direct and indirect subsidiaries (other than certain immaterial subsidiaries, subsidiaries whose guarantee would result in material adverse tax consequences and subsidiaries whose guarantee is prohibited by applicable law). The obligations under the Credit Agreement (including obligations in respect of the Revolving Credit Facility) and any related swap and cash management obligations would continue to be secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the Borrower and the guarantors, except for certain customary excluded assets, and (ii) all of the capital stock owned by the Borrower and guarantors thereunder (limited, in the case of the stock of certain non-U.S. subsidiaries of the Borrower, to 65% of the capital stock of such subsidiaries).

The interest rate applicable to loans under the Revolving Credit Facility would be the London Interbank Offered Rate, or LIBOR, plus 3.00%, with a step down to 2.75% at the time our ratio of consolidated total indebtedness to consolidated EBITDA (or leverage ratio) is less than or equal to 3.50 to 1.00.

The Credit Agreement as amended would contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. The Credit Agreement as amended would also contain a springing financial maintenance covenant, which would require that we not exceed a specified leverage ratio as of the end of each fiscal quarter. The covenant would be tested if both the outstanding loans and letters of credit under the Revolving Credit Facility, subject to certain exceptions, exceed 25% of the total commitments under the Revolving Credit Facility as of the last day of any fiscal quarter. If we fail to meet this covenant, the commitments under the Revolving Credit Facility could be terminated and any outstanding borrowings, together with accrued interest, under the Revolving Credit Facility could be declared immediately due and payable.

Other events of default under the Credit Agreement as amended would include: (i) the failure to timely make payments due under the Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty by any loan party when made; (iii) failure by any loan party to comply with the covenants under the Credit Agreement and other related agreements; (iv) certain defaults under a specified amount of other indebtedness of ours or our subsidiaries; (v) insolvency or bankruptcy-related events with respect to us or any of our material subsidiaries; (vi) certain undischarged judgments against us or any of our restricted subsidiaries; (vii) certain ERISA-related events reasonably expected to have a material adverse effect on us and our restricted subsidiaries taken as a whole; (viii) certain security interests or liens under the loan documents ceasing to be, or being asserted by us or our restricted subsidiaries not to be, in full force and effect; (ix) any loan document or material provision thereof ceasing to be, or any challenge or assertion by any loan party that such loan document or material provision is not, in full force and effect; and (x) the occurrence of a change of control. If one or more events of default occurs and continues beyond any applicable cure period, the administrative agent may, with the consent of the lenders holding a majority of the loans and commitments under the facilities, or would, at the request of such lenders, terminate the commitments of the lenders to make further loans and declare all of the obligations of the loan parties under the Credit Agreement to be immediately due and payable.

Rights Agreement

On February 28, 2019, we entered into a Rights Agreement, or the Rights Agreement, with Computershare Trust Company, N.A., as rights agent. Our board of directors has authorized the issuance of one ordinary share purchase right, or a Right, for each outstanding ordinary share. Each Right represents the right to purchase one-fifth of an ordinary share, upon the terms and subject to the conditions of the Rights Agreement. The Rights will be issued to our shareholders of record on March 11, 2019, or the Rights Distribution Date, and will expire on February 28, 2020. Our board of directors has adopted the Rights Agreement to enable all of our shareholders to realize the long-term value of their investment in our company and to guard against attempts to acquire control of our company at an inadequate price.

The Rights Agreement was adopted in response to the takeover environment in general, particularly in light of our evolution into a biopharma company focused on rare diseases and rheumatology, the teprotumumab Phase 3 clinical trial results announced on February 28, 2019 and the market opportunity for KRYSTEXXA and teprotumumab and was not in response to any specific approach to us or perceived imminent takeover proposal for our company.

Investors purchasing our ordinary shares in this offering prior to the Rights Distribution Date and continuing to hold such shares on the Rights Distribution Date will receive the Rights on the Rights Distribution Date. If the underwriters exercise their option to purchase additional ordinary shares after the Rights Distribution Date, holders of our ordinary shares issued in connection with such exercise will receive the Rights following the issuances of such ordinary shares.

Corporate Information

We are a public limited company formed under the laws of Ireland. We operate through a number of international and U.S. subsidiaries with principal business purposes to perform research and development or manufacturing operations, serve as distributors of our medicines, hold intellectual property assets or provide us with services and financial support. Our principal executive offices are located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland and our telephone number is 011 353 1 772 2100. Our website address is www.horizonpharma.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement.

THE OFFERING

Ordinary shares offered by us	$300,000,000 of shares

Option to purchase additional shares granted by us	$45,000,000 of shares

Ordinary shares outstanding immediately after this offering	179,506,002 shares (or 181,102,879 shares if the underwriters exercise their option to purchase additional shares in full), based on an assumed offering price of $28.18 per ordinary share, which is the last reported sale price of our ordinary shares on The Nasdaq Global Select Market on March 1, 2019.

Use of proceeds	We intend to use the net proceeds from this offering, together with approximately $275 million in cash on hand, to redeem or repay approximately $550 million of our outstanding debt, consisting of (i) a portion of the outstanding principal amount of loans under the Credit Agreement, and (ii) a portion of the outstanding principal amount of our 6.625% Senior Notes due 2023, as well as to pay the related premiums, accrued interest and fees and expenses associated with such redemption or repayment. See “Use of Proceeds”.

Risk factors	Investing in our ordinary shares involves risks. See “Risk Factors.”

The Nasdaq Global Select Market symbol	“HZNP”

Unless we indicate otherwise, all information in this prospectus supplement is based on 168,860,154 ordinary shares outstanding as of December 31, 2018, and excludes, as of that date:

•	11,827,765 ordinary shares issuable upon the exercise of outstanding options, having a weighted average exercise price of $19.06 per share;

•	6,772,818 ordinary shares issuable upon the settlement of outstanding restricted stock units;

•	1,393,943 ordinary shares issuable upon the settlement of outstanding performance stock units;

•	13,959,160 ordinary shares, all or a portion of which may be issued upon the exchange of our 2.50% Exchangeable Senior Notes due 2022, or the Exchangeable Senior Notes;

•	2,084,665 ordinary shares available for issuance pursuant to future grants under our 2014 Employee Share Purchase Plan, or the 2014 Employee Plan;

•	7,037,630 ordinary shares available for issuance pursuant to future grants under our 2014 Equity Incentive Plan, or the 2014 EIP; and

•	116,163 ordinary shares available for issuance pursuant to future grants under our 2014 Non-Employee Equity Plan, or the 2014 Non-Employee Plan.

Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional ordinary shares, no exercise of outstanding stock options, no settlement of restricted stock units or performance stock units and no exchange of the Exchangeable Senior Notes.

RISK FACTORS

Investing in our ordinary shares involves risk. Before deciding whether to invest in our ordinary shares, you should carefully consider the risks and uncertainties described below. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, which is on file with the SEC and is incorporated herein by reference and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently believe are not material, also may become important factors that affect us and impair our business operations. The occurrence of any of the events or developments discussed in the risk factors below could have a material and adverse impact on our business, results of operations, financial condition and cash flows, and in such case, our future prospects would likely be materially and adversely affected. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

We intend, but are not obligated, to apply the net proceeds from this offering for the purposes described in the section entitled “Use of Proceeds” below and we may not use the proceeds effectively.

We intend, but are not obligated, to apply the net proceeds from this offering for the purposes described in the section entitled “Use of Proceeds” below. You will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. The failure of our management team to apply these funds effectively could have a material adverse effect on our business and cause the price of our ordinary shares to decline.

If you purchase the ordinary shares sold in this offering, you will experience immediate and substantial dilution in the net tangible book value (deficit) of your investment. You will experience further dilution if we issue additional equity securities in the future.

Because the price per share of our ordinary shares being offered is substantially higher than the net tangible book value (deficit) per share of our ordinary shares, you will suffer substantial dilution with respect to the net tangible book value (deficit) of the ordinary shares you purchase in this offering. Based on an assumed public offering price of $28.18 per share, which is the last reported sale price of our ordinary shares on The Nasdaq Global Select Market on March 1, 2019 and our net tangible book value (deficit) as of December 31, 2018, if you purchase ordinary shares in this offering, you will suffer immediate and substantial dilution of $33.23 per ordinary share with respect to the net tangible book value (deficit) of our ordinary shares. See “Dilution.”

In addition, we have a significant number of stock options, restricted stock units, performance stock units and Exchangeable Senior Notes outstanding. To the extent that these securities have been or may be exercised, converted, settled or exchanged, or other shares are issued, investors purchasing our ordinary shares in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders or result in downward pressure on the price of our ordinary shares. Following this offering, we will also distribute purchase rights under the Rights Agreement we entered into on February 28, 2019. If the purchase rights become exercisable, you may suffer additional substantial dilution to the extent you do not exercise the rights associated with the ordinary shares you hold at that time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements reflect our current expectations regarding our future growth, results of operations, business strategy and plans, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward-looking statements include any statement that does not directly relate to a current or historical fact. Forward-looking statements generally can be identified by words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would”, or similar expressions. These statements are based on current expectations and assumptions that are subject to risks and uncertainties inherent in our business, which could cause our actual results to differ materially from those indicated in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, without limitation:

•

our ability to successfully execute our sales and marketing strategy, including continuing to successfully recruit and retain sales and marketing personnel and to successfully build the market for our medicines;

•	our ability to continue our transition to a rare and rheumatic disease company and build a sustainable pipeline of new medicine candidates;

•	whether we will be able to realize the expected benefits of strategic transactions, including whether and when such transactions will be accretive to our net income;

•

the rate and degree of market acceptance of and our ability and our distribution and marketing partners’ ability to obtain coverage and adequate reimbursement and pricing for our medicines from government and third-party payers and risks relating to the success of our patient access programs;

•	our ability to maintain regulatory approvals for our medicines;

•

our ability to conduct clinical development and obtain regulatory approvals for our medicine candidates, including potential delays in initiating and completing studies and filing for and obtaining regulatory approvals and whether data from clinical studies will support regulatory approval;

•	our ability to enter into the amendment to the Credit Agreement on the anticipated terms;

•	our need for and ability to obtain additional financing;

•	the accuracy of our estimates regarding future financial results;

•

our ability to successfully execute our strategy to develop or acquire additional medicines or companies, including disruption from any future acquisition or whether any acquired development programs will be successful;

•	our ability to manage our anticipated future growth;

•

the ability of our medicines to compete with generic medicines, especially those representing the active pharmaceutical ingredients in our medicines as well as new medicines that may be developed by our competitors;

•	our ability and our distribution and marketing partners’ ability to comply with regulatory requirements regarding the sales, marketing and manufacturing of our medicines and medicine candidates;

•	the performance of our third-party distribution partners, licensees and manufacturers over which we have limited control;

•	our ability to obtain and maintain intellectual property protection for our medicines;

•	our ability to defend our intellectual property rights with respect to our medicines;

•	our ability to operate our business without infringing the intellectual property rights of others;

•	the loss of key commercial or management personnel;

•	regulatory developments in the United States and other countries, including potential changes in healthcare laws and regulations; and

•	our use of net proceeds from this offering.

While we believe that we have a reasonable basis for each forward-looking statement, we caution you that these statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, time frames or achievements to be materially different from the information expressed or implied by these forward-looking statements. We discuss many of these risks, uncertainties and other factors in greater detail under the heading “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC after the date of this prospectus supplement and under similar headings in our future reports that we file with the SEC and that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, as described under the heading “Where You Can Find More Information” and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $284.0 million (or approximately $326.8 million if the underwriters exercise their option to purchase additional ordinary shares in full).

We intend to use the net proceeds from this offering, together with approximately $275 million in cash on hand, to redeem or repay approximately $550 million of our outstanding debt, consisting of (i) a portion of the outstanding principal amount of loans under the Credit Agreement, and (ii) a portion of the outstanding principal amount of our 6.625% Senior Notes due 2023, or the 2023 Senior Notes, as well as to pay the related premiums, accrued interest and fees and expenses associated with such redemption or repayment. This prospectus supplement shall not constitute a notice of redemption with respect to any of the foregoing indebtedness.

In October 2018, we borrowed $818.0 million aggregate principal amount of loans pursuant to amendments to our Credit Agreement. We used the proceeds to repay certain loans outstanding under the Credit Agreement as part of a refinancing of such loans. The interest on the $818.0 million aggregate principal amount of loans under the Credit Agreement is variable and is equal to the LIBOR, plus 3.00%, with a step down to 2.75% at the time our ratio of consolidated total indebtedness to consolidated EBITDA (or leverage ratio) is less than or equal to 3.50 to 1.00. As of December 31, 2018, the interest rate on such loans was 5.56% and the effective interest rate was 5.74%. The loans under the Credit Agreement mature on March 29, 2024. As of December 31, 2018, the interest rate on the 2023 Senior Notes was 6.625% and the effective interest rate was 6.68%. The 2023 Senior Notes mature on May 1, 2023, unless earlier repurchased or redeemed.

In the event we increase the size of this offering or the underwriters exercise their option to purchase additional ordinary shares, we expect to increase, on a dollar-for-dollar basis in relation to the increase in net proceeds, the amount of indebtedness described above that we would redeem or repay. In the event we decrease the size of this offering, we expect to decrease, on a dollar-for-dollar basis in relation to the decrease in net proceeds, the amount of indebtedness described above that we would redeem or repay.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2018:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) our issuance and sale of $300,000,000 of ordinary shares in this offering at an assumed public offering price of $28.18 per share, which is the last reported sale price of our ordinary shares on The Nasdaq Global Select Market on March 1, 2019, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the application of the net proceeds from this offering and cash on hand as described under “Use of Proceeds” above.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the size of this offering, the public offering price of our ordinary shares, our actual use of the net proceeds from this offering and other terms of this offering determined at pricing. You should read this table in conjunction with those financial statements and such other information, the “Risk Factors” sections of this prospectus supplement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and “Use of Proceeds.”

	As of December 31, 2018
	Actual	As Adjusted
(In thousands, except share and per share data)		(unaudited)
Cash and cash equivalents	$958,712	$684,430

Exchangeable notes, net(1)	332,199	332,199
Long-term debt(2)	1,564,485	1,023,870

Total long-term debt	$1,896,684	$1,356,069

Shareholders’ equity:
Ordinary shares, nominal value $0.0001 per share, 300,000,000 shares authorized; 169,244,520 shares issued and 168,860,154 shares outstanding, actual; 179,890,368 shares issued and 179,506,002 shares outstanding, as adjusted	$17	$18
Treasury stock, 384,366 ordinary shares	(4,585)	(4,585)
Additional paid-in capital(1)	2,374,966	2,658,965
Accumulated other comprehensive loss	(1,523)	(1,523)
Accumulated deficit	(1,314,718)	(1,332,385)

Total shareholders’ equity	1,054,157	1,320,490

Total capitalization(1)	$2,950,841	$2,676,559

(1)

In accordance with ASC 470-20, convertible debt instruments that may be settled entirely or partially in cash upon conversion are required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, the original issue discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. Such accounting guidance does not affect the actual amount that we are required to repay.

(2)	Includes our long-term debt obligations pursuant to our Credit Agreement, the 2023 Senior Notes and our 8.75% Senior Notes due 2024, or the 2024 Senior Notes.

DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business and do not intend to pay cash dividends on our ordinary shares for the foreseeable future. Under Irish law, dividends may only be paid and share repurchases and redemptions must generally be funded only out of, “distributable reserves”. In addition, our ability to pay cash dividends is currently prohibited by the terms of our Credit Agreement, 2023 Senior Notes and 2024 Senior Notes, subject to customary exceptions. Any future determination as to the payment of dividends will, subject to Irish legal requirements, be at the sole discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors our board of directors deems relevant.

DILUTION

If you invest in our ordinary shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the pro forma as adjusted net tangible book value (deficit) per ordinary share immediately after this offering.

Our historical net tangible book value (deficit) as of December 31, 2018 was $(1,173.7) million, or $(6.95) per ordinary share. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our liabilities. Historical net tangible book value (deficit) per share is our historical net tangible book value (deficit) divided by the number of ordinary shares outstanding as of December 31, 2018.

After giving further effect to (i) our issuance and sale of $300,000,000 of ordinary shares in this offering at an assumed public offering price of $28.18 per ordinary share, which is the last reported sale price of our ordinary shares on The Nasdaq Global Select Market on March 1, 2019, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the application of the net proceeds from this offering and cash on hand as described under “Use of Proceeds” above, our pro forma as adjusted net tangible book value (deficit) as of December 31, 2018 would have been approximately $(907.3) million, or $(5.05) per ordinary share. This represents an immediate increase in pro forma net tangible book value of $1.90 per ordinary share to our existing shareholders and an immediate dilution of $33.23 per ordinary share to new investors purchasing ordinary shares in this offering at the assumed public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$28.18
Historical net tangible book value (deficit) per share as of December 31, 2018	$(6.95)
Increase in net tangible book value per share attributable to this offering	1.90

Pro forma as adjusted net tangible book value (deficit) per share as of December 31, 2018, after giving effect to this offering		(5.05)

Dilution per share to new investors participating in this offering		$33.23

The table above assumes for illustrative purposes that an aggregate of $300,000,000 of ordinary shares sold in this offering at an assumed public offering price of $28.18 per ordinary share, which is the last reported sale price of our ordinary shares on The Nasdaq Global Select Market on March 1, 2019.

If the underwriters exercise in full their option to purchase up to $45,000,000 of additional ordinary shares at an assumed public offering price of $28.18 per ordinary share, which is the last reported sale price of our ordinary shares on The Nasdaq Global Select Market on March 1, 2019, the pro forma as adjusted net tangible book value (deficit) after this offering would be $(4.77) per ordinary share, representing an increase in net tangible book value of $2.18 per ordinary share to existing shareholders and immediate dilution in net tangible book value (deficit) of $32.95 per ordinary share to investors purchasing our ordinary shares in this offering at the assumed public offering price.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of ordinary shares that we offer in this offering and other terms of this offering determined at pricing.

The foregoing discussion is based on 168,860,154 ordinary shares issued and outstanding as of December 31, 2018 and excludes as of that date:

•	11,827,765 ordinary shares issuable upon the exercise of outstanding options, having a weighted average exercise price of $19.06 per share;

•	6,772,818 ordinary shares issuable upon the settlement of outstanding restricted stock units;

•	1,393,943 ordinary shares issuable upon the settlement of outstanding performance stock units;

•	13,959,160 ordinary shares, all or a portion of which may be issued upon the exchange of our Exchangeable Senior Notes;

•	2,084,665 ordinary shares available for issuance pursuant to future grants under our 2014 Employee Plan;

•	7,037,630 ordinary shares available for issuance pursuant to future grants under our 2014 EIP; and

•	116,163 ordinary shares available for issuance pursuant to future grants under our 2014 Non-Employee Plan.

To the extent that outstanding options are exercised, outstanding restricted stock units and performance stock units are settled, all or a portion of the Exchangeable Senior Notes are exchanged for ordinary shares, or other ordinary shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our shareholders.

MATERIAL TAX CONSIDERATIONS

The information presented under the caption “U.S. Federal Income Tax Consequences to U.S. Holders” below is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of investing in ordinary shares. The information presented under the caption “Irish Tax Consequences” is a discussion of the material Irish tax consequences of investing in ordinary shares.

You should consult your tax adviser regarding the applicable tax consequences to you of investing in our ordinary shares under the laws of the United States (federal, state and local), Ireland and any other applicable foreign jurisdiction.

U.S. Federal Income Tax Consequences to U.S. Holders

The following are the material U.S. federal income tax consequences to U.S. Holders of owning and disposing of ordinary shares acquired in this offering. This discussion does not address any aspects of U.S. taxation other than U.S. federal income taxation, does not address any U.S. state, local or non-U.S. tax considerations and does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares. This discussion applies only to U.S. Holders that hold their ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances including alternative minimum, gift, and estate tax consequences and does not address the tax consequences applicable to U.S. Holders subject to special rules, such as:

•	a holder of ordinary shares who actually or constructively owns or is deemed to own 10% or more of the total combined voting power of all classes of our shares entitled to vote;

•	a U.S. Holder who is also resident or ordinarily resident in Ireland for Irish tax purposes or who is otherwise subject to Irish income tax or capital gains tax with respect to our ordinary shares;

•	a bank or other financial institution;

•	an insurance company;

•	a dealer or trader in securities who uses a mark-to-market method of tax accounting;

•

a person holding ordinary shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or a person entering into a constructive sale with respect to ordinary shares;

•	a U.S. Holder whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	an entity classified as a partnership or other pass-through entity for U.S. federal income tax purposes, including persons that will hold our ordinary shares through such an entity;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” or retirement plan;

•	a U.S. expatriate;

•	a real estate investment trust;

•	a regulated investment company;

•	a person holding our ordinary shares in connection with a trade or business conducted outside of the United States; or

•	persons required under Section 451(b) of the Internal Revenue Code of 1986, as amended, or the Code, to conform to the timing of income accruals with respect to our ordinary shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of ordinary shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations all as of the date hereof, any of which is subject to change, possibly with retroactive effect, and to differing interpretations, all of which could affect the tax considerations described below. There can be no assurances that the Internal Revenue Service, or IRS, will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of the ordinary shares or that such a position would not be sustained.

A “U.S. Holder” is a beneficial owner of ordinary shares that, for U.S. federal income tax purposes, is:

•	an individual citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

•

a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the ability to control all of the substantial decisions of such trust or the trust has a valid election in effect to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ordinary shares in their particular circumstances.

Subject to the discussion below under “Passive Foreign Investment Company Rules,” this discussion assumes that we are a foreign corporation that is not, and will not become, a passive foreign investment company, or PFIC, as described below.

Taxation of Distributions

Although we do not currently plan to pay dividends, any future distributions paid on ordinary shares (including the amount of any non-U.S. taxes withheld therefrom) will be treated as taxable dividends to a U.S. Holder to the extent of such U.S. Holder’s pro rata share of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that a distribution paid to a U.S. Holder with respect to our ordinary shares exceeds such U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s basis in the ordinary shares (determined on a share-by-share basis), will reduce (but not below zero) such basis and thereafter will be treated as a capital gain. Please see “—Sale or Other Disposition of Ordinary Shares.” We may not maintain calculations of our earnings and profits under U.S. federal income tax principles. If this is the case, distributions, if any, generally will be reported to U.S. Holders as dividends. The amount of any dividend income paid in euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such foreign currency gain or loss will generally be treated as ordinary income or loss and as income or loss from U.S. sources for U.S. foreign tax credit purposes.

Dividends received by a non-corporate U.S. Holder are eligible to be taxed at reduced rates if we are a “qualified foreign corporation” and certain other applicable requirements, including holding period requirements, are met. The reduced rate applicable to dividends paid to non-corporate U.S. Holders is not available for dividends paid by a PFIC (described below) or in certain other situations, including if we are not a qualified foreign corporation. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on shares of stock which are readily tradable on an established securities market in the United States. The ordinary shares are listed on The Nasdaq Global Select Market, which is an established securities market in the United States and we expect the ordinary shares to continue to be readily tradable on The Nasdaq Global Select Market. However, there can be no assurance that the ordinary shares will be considered readily tradable on an established securities market in the United States in later years. Our company, which is incorporated under the laws of Ireland, believes that it qualifies as a resident of Ireland for purposes of, and is eligible for the benefits of, the Convention between the Government of the United States of America and the Government of Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains, signed on July 28, 1997, or the U.S.-Ireland Tax Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-Ireland Tax Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Therefore, subject to the discussion under “Passive Foreign Investment Company Rules,” below, dividends paid by us will generally be “qualified dividend income” in the hands of individual U.S. holders, and therefore may be taxable at rates applicable to long-term capital gains, provided that the holding period requirement and certain other requirements are met. Dividends received by a corporate U.S. Holder will not be eligible for the dividends-received deduction generally available to U.S. corporate shareholders under the Code for dividends received from certain U.S. and non-U.S. corporations.

For foreign tax credit limitation purposes, distributions paid on the ordinary shares that are treated as dividends will be treated as income from sources outside the United States and will generally constitute passive category income. The rule governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability or deductibility of foreign taxes in their particular circumstances.

Sale or Other Taxable Disposition of Ordinary Shares

For U.S. federal income tax purposes, gain or loss recognized on the sale or other taxable disposition of ordinary shares generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the shares for more than one year. Such gain or loss will be generally treated as U.S. source. The amount of the gain or loss will equal the difference between the U.S. Holder’s adjusted tax basis in the ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Long-term capital gains recognized by non-corporate U.S. Holders are taxable at reduced rates. There are limitations on the deductibility of capital losses.

If the consideration received for the ordinary shares is paid in foreign currency, the amount realized will be the U.S. dollar value of the payment received translated at the spot rate of exchange on the date of disposition. If the ordinary shares are treated as traded on an established securities market and the relevant holder is either a cash basis taxpayer or an accrual basis taxpayer who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), such holder will determine the U.S. dollar value of the amount realized in a foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the disposition. If the ordinary shares are not treated as traded on an established securities market, or the relevant U.S. Holder is an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, such U.S. Holder will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of disposition (as determined above) and the U.S. dollar value of the currency received at the spot rate on the settlement date. Any such foreign currency gain or loss will generally be U.S. source ordinary income or loss.

Passive Foreign Investment Company Rules

In general, a corporation organized outside the United States will be a PFIC in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents and gains from commodities transactions and from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income include cash, marketable securities and other assets that may produce passive income. The average value of a corporation’s assets for this purpose, in the case of a corporation whose shares are publicly traded for the taxable year, is generally determined based on the average of their fair market value at the end of each quarter. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Based on our application of the test described above to the projected composition of our income and the projected composition and estimated values of our assets, we do not believe that we were a PFIC in our previous taxable year or will be a PFIC in our current taxable year or any subsequent taxable years. Nevertheless, because the calculation of the value of our assets may be based in part on the value of our ordinary shares, which is likely to fluctuate after the offering, it is difficult to predict for any tax year whether we may be a PFIC. Therefore, there can be no assurance that we will not be a PFIC in our current taxable year or any subsequent taxable year or that the IRS will agree with our conclusion regarding our PFIC status for any taxable year.

If we are a PFIC in any taxable year during which a U.S. Holder owns ordinary shares, such U.S. Holder could be liable for additional taxes and interest charges upon certain distributions by us and on any gain recognized on a sale, exchange or other disposition, including a pledge, of ordinary shares, whether or not we continue to be a PFIC.

We do not currently intend to provide the information necessary for U.S. holders to make qualified electing fund elections which if made would result in different tax consequence than those described above if we are a PFIC for any taxable year. However, if we are a PFIC in any taxable year, U.S. Holders may be entitled to make a mark-to-market election which would also result in tax consequences different than those described above. A “mark-to-market” election can be made only if our ordinary shares are “regularly traded” on a “qualified exchange”. Our ordinary shares will be regularly traded during any calendar year if they are traded on a qualified exchange, other than in de minimis quantities, on at least 15 days in each calendar quarter. Because trading of our ordinary shares has met this threshold in the past and we expect that it will meet this threshold within the foreseeable future and because our ordinary shares are listed on The Nasdaq Global Select Market, a qualified exchange, we anticipate that U.S. Holders will be entitled to make mark-to-market elections with respect to our ordinary shares in the current taxable year and within the foreseeable future in the event we are or become a PFIC. There can be no assurance however, that these requirements will be satisfied for the current taxable year or in the future. You should consult your tax advisor concerning the tax consequences to you if we are a PFIC, the PFIC annual reporting requirement and certain tax elections you may wish to make to mitigate any adverse tax consequences that might arise in the event we are a PFIC.

Medicare Tax on Net Investment Income

Certain U.S. Holders who are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which generally includes dividends on ordinary shares and net gains from the sale or other taxable disposition of ordinary shares. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any dividends and gains in respect of ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Reporting Obligations for Specified Foreign Financial Assets

U.S. Holders who are individuals (and certain entities) are required to report on IRS Form 8938 specified foreign financial assets that they own if the aggregate value of those assets exceeds certain threshold amounts. Specified foreign financial assets may include stock of a foreign issuer such as our ordinary shares if not held through a financial account maintained at a U.S. “financial institution,” as defined in the applicable rules. U.S. Holders should consult their own tax advisors as to the possible application of this reporting obligation under their particular circumstances.

Irish Tax Consequences

The following is a general summary of the material Irish tax considerations applicable to certain investors who are the beneficial owners of our ordinary shares. It is based on existing Irish law and practices in effect on the date of this prospectus supplement and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to ordinary shares held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their ordinary shares by virtue of an office or employment. This summary is not exhaustive and you should consult your own tax advisers as to the tax consequences in Ireland, or other relevant jurisdictions, of the acquisition, ownership and disposition of our ordinary shares.

Withholding Tax on Dividends

Although we do not currently plan to pay dividends, distributions made by us would generally be subject to Irish dividend withholding tax, or DWT, at the standard rate of income tax (currently 20%), unless one of the exemptions described below applies, which we believe should be the case for the majority of our shareholders. For DWT purposes, a dividend includes any distribution made by us to our shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. Where applicable, we are responsible for withholding DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

Certain shareholders (both individual and corporate) are entitled to an exemption from DWT. In particular, a non-Irish resident shareholder is not subject to DWT on dividends received from us if such shareholder is:

•

an individual shareholder resident for tax purposes in a “relevant territory,” and the individual is neither resident nor ordinarily resident in Ireland. “Relevant territory” for the purposes of DWT is defined to include all EU member states and all of those countries with which Ireland has signed a double tax treaty, which countries include: Albania; Armenia; Australia; Austria; Bahrain; Belarus; Belgium; Bosnia & Herzegovina; Botswana; Bulgaria; Canada; Chile; China; Croatia; Cyprus; Czech Republic; Denmark; Egypt; Estonia; Ethiopia; Finland; France; Georgia; Germany; Ghana; Greece; Hong Kong; Hungary; Iceland; India; Israel; Italy; Japan; Kazakhstan; Korea; Kuwait; Latvia;

Lithuania; Luxembourg; Macedonia; Malaysia; Malta; Mexico; Moldova; Montenegro; Morocco; The Netherlands; New Zealand; Norway; Pakistan; Panama; Poland; Portugal; Qatar; Romania; Russia; Saudi Arabia; Serbia; Singapore; Slovak Republic; Slovenia; South Africa; Spain; Sweden; Switzerland; Thailand; Turkey; United Arab Emirates; Ukraine; United Kingdom; the United States; Uzbekistan; Vietnam; and Zambia;

•	a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory”;

•

a corporate shareholder resident for tax purposes in a “relevant territory” provided that such corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•

a corporate shareholder that is not resident for tax purposes in Ireland and is wholly-owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance, and provided that, in all cases noted above but subject to the matters described below, the shareholder has provided the appropriate Irish DWT form to his or her broker (in the case of ordinary shares held through the Depositary Trust Company, or DTC), or to our transfer agent (in the case of ordinary shares held directly i.e. outside of DTC), at least seven business days before the record date for the first dividend payment to which they are entitled.

Should we decide to pay a dividend, we will enter into an agreement with an institution which will be recognized by the Irish Revenue Commissioners as a “qualifying intermediary” prior to paying any dividends or making any distributions. This will satisfy one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their ordinary shares through DTC, as described below. The agreement will generally provide for certain arrangements relating to cash distributions in respect of those ordinary shares that are held through DTC. The agreement will also provide that the qualifying intermediary will distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution to be made to holders of the deposited securities, after we deliver or cause to be delivered to the qualifying intermediary the cash to be distributed.

We will rely on information received directly or indirectly from brokers and our transfer agent in determining where shareholders reside, whether they have provided the required U.S. forms and whether they have provided the required Irish DWT forms, as described below. Shareholders who are required to file Irish DWT forms in order to receive their dividends free of DWT should note that such forms are valid up to December 31st in the fifth year following the year in which the form was filed and new forms must be filed before the expiration of that period in order to continue to enable them to receive dividends without DWT.

In most cases, individual shareholders resident in a relevant territory should complete a non-resident Form V2A and corporate (company) shareholders resident in a relevant territory should complete a non-resident Form V2B. Where a shareholder is neither an individual nor a company but is resident in a relevant territory, it should complete a non-resident Form V2C. Please contact your broker or your tax adviser if you have any questions regarding Irish dividend withholding tax.

Shares Held by U.S. Resident Shareholders

Dividends on our ordinary shares that are owned by residents of the United States and held beneficially through DTC will not be subject to DWT provided that the address of the beneficial owner of the ordinary shares in the records of the broker is in the United States. We strongly recommend that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to our qualifying intermediary) by filing a Form W-9 with their broker.

Dividends on our ordinary shares that are owned by residents of the United States and held directly will not be subject to DWT provided that the shareholder has completed the appropriate Irish DWT form and this form remains valid. Such shareholders must provide the appropriate Irish DWT form to our transfer agent at least seven business days before the record date for the first dividend payment to which they are entitled.

If any shareholder who is resident in the United States receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

While the United States/Ireland Double Tax Treaty contains provisions regarding withholding, due to the wide scope of the exemptions from DWT available under Irish domestic law, it would generally be unnecessary for a United States resident shareholder to have to rely on the treaty provisions.

Shares Held by Residents of “Relevant Territories” Other than the United States

Dividends on our ordinary shares that are owned by residents of “relevant territories” other than the United States will not be subject to DWT provided that the shareholder has completed the appropriate Irish DWT form and this form remains valid. Such shareholders must provide the appropriate Irish DWT form to his or her broker (in the case of ordinary shares held through DTC), or to our transfer agent (in the case of ordinary shares held directly), at least seven business days before the record date for the first dividend payment to which they are entitled.

If any shareholder resident in a “relevant territory” receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Shares Held by Residents of Ireland

Most shareholders who are resident or ordinarily resident in Ireland (other than Irish resident companies) will be subject to DWT in respect of dividend payments on their ordinary shares.

Shareholders that are residents of Ireland but are entitled to receive dividends without DWT must provide the appropriate Irish DWT form to his or her broker (in the case of ordinary shares held through DTC), or to our transfer agent (in the case of ordinary shares held directly), at least seven business days before the record date for the first dividend payment to which they are entitled.

Shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisers.

Shares Held by Other Persons

Shareholders who do not reside in “relevant territories” or in Ireland should be subject to DWT, but there are a number of other exemptions that could apply on a case-by-case basis. Dividends paid to such shareholders will be paid subject to DWT unless the relevant shareholder has provided the appropriate Irish DWT form to his or her broker (in the case of ordinary shares held through DTC), or to our transfer agent (in the case of ordinary shares held directly), at least seven business days before the record date for the first dividend payment to which they are entitled.

If any shareholder who is not a resident of a “relevant territory” or Ireland but is exempt from withholding receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Income Tax on Dividends Paid on Ordinary Shares

Shareholders who are neither resident nor ordinarily resident in Ireland and who are entitled to an exemption from DWT generally have no additional liability to Irish income tax or to the universal social charge on a dividend from us unless a shareholder holds his or her ordinary shares in connection with a trade or business carried on by such shareholder in Ireland through a branch or agency in Ireland.

Shareholders who are neither resident nor ordinarily resident in Ireland and who are not entitled to an exemption from DWT generally have no additional liability to Irish income tax or to the universal social charge on a dividend from us. The DWT deducted by us discharges the liability to Irish income tax and to the universal social charge. This however is not the case where a shareholder holds his or her ordinary shares in connection with a trade or business carried on by such shareholder in Ireland through a branch or agency in Ireland.

Shareholders who are resident or ordinarily resident in Ireland may be subject to Irish tax and/or levies on dividends received from us. Such shareholders should consult their own tax advisers.

Irish Tax on Capital Gains

Shareholders who are neither resident nor ordinarily resident in Ireland and who do not hold their shares in connection with a trade or business carried on by such shareholders in Ireland through a branch or agency should not be within the charge to Irish tax on capital gains on a disposal of our ordinary shares.

Shareholders who are resident or ordinarily resident in Ireland or shareholders that hold their shares in connection with a trade or business carried on by such shareholders in Ireland through a branch or agency may be subject to Irish tax on capital gains on a disposal of our ordinary shares. Such shareholders should consult their own tax advisers.

Capital Acquisitions Tax

Irish capital acquisitions tax, or CAT, is comprised principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of our ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because an interest in our ordinary shares may be regarded as property situated in Ireland as our share register must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same category of relationship for CAT purposes. Gifts and inheritances passing between spouses are exempt from CAT.

Shareholders should consult their own tax advisers as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

Stamp Duty

Irish stamp duty may be payable in respect of transfers of our ordinary shares (currently at the rate of 1% of the price paid or the market value of the shares acquired, if greater).

Shares held through DTC

A transfer of our ordinary shares from a seller who holds those shares through DTC, to a buyer who holds the acquired ordinary shares through DTC will not be subject to Irish stamp duty.

Shares held outside of DTC or transferred into or out of DTC

A transfer of our ordinary shares (i) by a seller who holds those shares outside of DTC to any buyer, or (ii) by a seller who holds those shares through DTC to a buyer who holds the acquired ordinary shares outside of DTC, may be subject to Irish stamp duty. The person accountable for payment of stamp duty is the buyer or, in the case of a transfer by way of a gift or for less than market value, all parties to the transfer.

A shareholder who holds ordinary shares outside of DTC may transfer those shares into DTC without giving rise to Irish stamp duty provided that the shareholder would be the beneficial owner of the related book-entry interest in those shares recorded in the systems of DTC (and in exactly the same proportions) as a result of the transfer and at the time of the transfer into DTC there is no sale of those book-entry interests to a third party being contemplated by the shareholder. Similarly, a shareholder who holds ordinary shares through DTC may transfer those shares out of DTC without giving rise to Irish stamp duty provided that the shareholder would be the beneficial owner of the ordinary shares (and in exactly the same proportions) as a result of the transfer and at the time of the transfer out of DTC there is no sale of those shares to a third party being contemplated by the shareholder. In order for the share registrar to be satisfied as to the application of this Irish stamp duty treatment where relevant, the shareholder must confirm to us that the shareholder would be the beneficial owner of the related book-entry interest in those ordinary shares recorded in the systems of DTC (and in exactly the same proportions) (or vice-versa) as a result of the transfer and there is no agreement for the sale of the related book-entry interest or the ordinary shares or an interest in the ordinary shares, as the case may be, by the shareholder to a third party being contemplated.

In order for DTC, Cede & Co. and National Securities Clearing Corporation, or NSCC, which provides clearing services for securities that are eligible for the depository and book-entry transfer services provided by DTC and registered in the name of Cede & Co., which entities are referred to collectively as the DTC Parties, to agree to provide services with respect to our ordinary shares, we concluded with the Revenue Commissioners of Ireland a composition agreement under which we have assumed any obligation of paying the liability for any Irish stamp duty or similar Irish transfer or documentary tax with respect to our ordinary shares, on transfers to which any of the DTC Parties is a party or which may be processed through the services of any of the DTC Parties and the DTC Parties have received confirmation from the Revenue Commissioners of Ireland that while such composition agreement remains in force, the DTC Parties shall not be liable for any Irish stamp duty with respect to our ordinary shares. In addition, to assure the DTC Parties that they will not be liable for any Irish stamp duty or similar Irish transfer or documentary tax with respect to our ordinary shares under any circumstances (including as a result of a change in applicable law) and to make other provisions with respect to our ordinary shares required by the DTC Parties, we and Computershare Trust Company, NA., a U.S. national banking association acting as our transfer agent, or Computershare, entered into a Special Eligibility Agreement for Securities, dated as of September 19, 2014, with DTC, Cede & Co. and NSCC, or the DTC Eligibility Agreement. The DTC Eligibility Agreement provides for certain indemnities of the DTC Parties by us and Computershare (as to which we have agreed to indemnify Computershare) and also provides that DTC may impose a global lock on our ordinary shares or otherwise limit transactions in the shares, or cause the shares to be withdrawn and NSCC may, in its sole discretion, exclude our ordinary shares from its Continuous Net Settlement service or any other service and any of the DTC Parties may take other restrictive measures with respect to our ordinary shares as it may deem necessary and appropriate, without any liability on the part of any the DTC Parties except in the case of gross negligence or willful misconduct on the part of any of the DTC Parties, (i) at any time that it may appear to any of the DTC Parties, in its sole discretion acting in good faith, that to continue to hold or process transactions in our ordinary shares will give rise to any Irish stamp duty or similar Irish transfer or documentary tax liability with respect to our ordinary shares on the part of any of the DTC Parties or (ii) otherwise as the DTC’s rules or the NSCC’s rules provide.

Payment of Stamp Duty

Our official share register must be maintained in Ireland. Registration in this share register is determinative of shareholding. Only shareholders will be entitled to receive dividends, if any when declared.

A written instrument of transfer is required under Irish law in order for a transfer of the legal ownership of ordinary shares to be registered on our official share register. Such instruments of transfer may be subject to Irish stamp duty, which must be paid prior to the official share register being updated.

A holder of ordinary shares who holds ordinary shares through DTC will not be the legal owner of such ordinary shares (instead, the depository (for example, Cede & Co., as nominee for DTC) will be the holder of record of such ordinary shares). Accordingly, a transfer of ordinary shares from a person who holds such ordinary shares through DTC to a person who also holds such ordinary shares through DTC will not be registered in our official share register, i.e., the depository will remain the record holder of such ordinary shares.

Our memorandum and articles of association delegate to each director, our secretary or an assistant secretary the authority to execute an instrument of transfer on behalf of a transferring party, which such person may do if for any reason such instrument is required and has not already been lodged with us.

To the extent that stamp duty is due but has not been paid, we, in our absolute discretion and insofar as the Companies Acts or any other applicable law permit, may, or may provide that a subsidiary of ours will, pay Irish stamp duty arising on a transfer of ordinary shares on behalf of the transferee of such ordinary shares. If stamp duty resulting from the transfer of ordinary shares which would otherwise be payable by the transferee is paid by us or any subsidiary of ours on behalf of the transferee, then in those circumstances, we will, on our behalf or on behalf of our subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those ordinary shares and (iii) to claim a first and permanent lien on the ordinary shares on which stamp duty has been paid by us or our subsidiary for the amount of stamp duty paid. Our lien shall extend to all dividends paid on those ordinary shares.

UNDERWRITING

Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Cowen and Company, LLC are acting as joint book-running managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ordinary shares set forth opposite the underwriter’s name.

Underwriter	Number of Ordinary Shares
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Goldman Sachs & Co. LLC
Cowen and Company, LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ordinary shares (other than those covered by the underwriters’ option to purchase additional ordinary shares described below) if they purchase any of the ordinary shares. The offering of the ordinary shares by the underwriters is subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have advised us that they propose to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $        per ordinary share. The underwriters may allow, and such dealers may allow, a concession not in excess of $        per ordinary share to certain other dealers.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to                additional ordinary shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional ordinary shares approximately proportionate to that underwriter’s initial purchase commitment. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

We, our directors and officers have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, dispose of or hedge any ordinary shares or any securities convertible into or exchangeable for our ordinary shares. The restrictions contained in the preceding sentence are subject to customary exceptions, including, among others, that: (i) we may issue ordinary shares or any security convertible into or exercisable for ordinary shares in connection with the acquisition by us or any of our subsidiaries of the securities, business, or other assets of another person or entity or pursuant to an employee benefit plan assumed by us in connection with such acquisition, or in connection with joint ventures, commercial relationships or other strategic transactions, provided that (x) the aggregate number of ordinary shares that we may sell or issue or agree to sell or issue, or that may be issuable upon conversion or exercise of all other securities that we may sell or issue or agree to sell or issue pursuant to the foregoing shall not exceed 5% of the total number of ordinary shares issued and outstanding on the date of this prospectus supplement and (y) the recipients of such ordinary shares or other securities will execute a lock-up agreement similar to that executed by our directors and officers; and (ii) a certain officer may sell ordinary shares pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act prior to the date of the lock-up agreement and disclosed to the representatives of the underwriters, provided that no filing under the Exchange Act is required or voluntarily made during the lock-up period, other than a Form 4 filing that includes a footnote describing these circumstances. The underwriters may release any of the securities subject to these lock-up agreements at any time without notice.

Our ordinary shares are listed on The Nasdaq Global Select Market under the symbol “HZNP”.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares.

Paid by Horizon Pharma plc
	No Exercise	Full Exercise
Per ordinary share	$	$
Total	$	$

We estimate that the total expenses of this offering will be approximately $1.0 million.

In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional ordinary shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of ordinary shares in an amount up to the number of ordinary shares represented by the underwriters’ option to purchase additional ordinary shares.

•	“Naked” short sales are sales of ordinary shares in an amount in excess of the number of ordinary shares represented by the underwriters’ option to purchase additional ordinary shares.

•	Covering transactions involve purchases of ordinary shares either pursuant to the underwriters’ option to purchase additional ordinary shares or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase ordinary shares in the open market or must exercise the option to purchase additional ordinary shares. In determining the source of ordinary shares to close the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the underwriters’ option to purchase additional ordinary shares.

•	Stabilizing transactions involve bids to purchase ordinary shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The Nasdaq Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the ordinary shares on The Nasdaq Global Select Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on The Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the ordinary shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the ordinary shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Conflicts of Interest

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain affiliates of Citigroup Global Markets Inc. act as lenders and/or agents under our existing credit facilities. Certain affiliates of Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC are expected to be lenders and/or agents under the amended Credit Agreement. Certain of the underwriters have acted as initial purchasers for our existing senior notes and exchangeable senior notes and certain underwriters and their affiliates may from time to time hold our senior notes or exchangeable senior notes for their own account. To the extent we use the net proceeds of this offering to reduce indebtedness outstanding under our credit facilities or our senior notes, such underwriters or affiliates thereof, as applicable, will receive a pro rata portion of such payments. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

C.

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of any offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters have been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

We, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor any of the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other applicable selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity to which this document relates may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except in compliance with the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time.

LEGAL MATTERS

Matheson, Dublin, Ireland will pass upon the validity of the ordinary shares offered by this prospectus supplement. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Cooley LLP, San Diego, California. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. We also maintain an Internet site that contains the reports, proxy and information statements and other information regarding our company that we file with the SEC. Our Internet site can be found at www.horizonpharma.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 27, 2019;

•

our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2018 (to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017);

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 4, 2019 and February 28, 2019;

•

the description of our Rights Agreement and the rights to purchase our ordinary shares thereunder contained in our Registration Statement on Form 8-A filed with the SEC on February 28, 2019, including any amendments or reports filed with the SEC for the purpose of updating such description; and

•

our Current Report on Form 8-K filed with the SEC on September 19, 2014 (which evidences the registration of our ordinary shares under Section 12(b) of the Exchange Act and includes therein a description of our ordinary shares).

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports or portions of current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of all of the securities covered by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document that we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Horizon Pharma plc

Attn: Investor Relations

c/o Horizon Pharma USA, Inc.

150 South Saunders Road

Lake Forest, Illinois 60045

(224) 383-3000

PROSPECTUS

Ordinary Shares

From time to time, we or selling shareholders may offer and sell our ordinary shares in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to an offering of our ordinary shares. The specific terms and any other information relating to a specific offering, including the names of any selling shareholders, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with a specific offering and the amendment or supplement, as applicable, may also add, update or change information contained in this prospectus with respect to that specific offering. You should read this prospectus, an applicable prospectus supplement and any free writing prospectus we have authorized for use in connection with a specific offering, as well as any documents incorporated by reference in this prospectus and an applicable prospectus supplement, carefully before you invest.

We and any selling shareholders may offer and sell our ordinary shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. The net proceeds we expect to receive from sales of our ordinary shares will be set forth in an applicable prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our ordinary shares are listed on The Nasdaq Global Select Market under the symbol “HZNP.” On March 1, 2019, the last reported sale price of our ordinary shares on The Nasdaq Global Select Market was $28.18. You are encouraged to obtain current market quotations for our ordinary shares.

Investing in our ordinary shares involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 3 and under similar headings in any prospectus supplement and in any free writing prospectus we have authorized for use in connection with a specific offering and in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we and any selling shareholders may offer and sell our ordinary shares from time to time in one or more offerings. No limit exists on the aggregate number of ordinary shares that we and any selling shareholders may sell pursuant to the registration statement.

We have not authorized anyone to provide you with information other than the information contained in, or incorporated by reference into, this prospectus and an applicable prospectus supplement, along with the information contained in any free writing prospectus we have authorized for use in connection with a specific offering. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, in any applicable prospectus supplement or in any free writing prospectus we have authorized for use in connection with a specific offering is accurate as of any date other than its respective date, regardless of when this prospectus, any prospectus supplement or any free writing prospectus we have authorized for use in connection with a specific offering is delivered, or when any sale of our ordinary shares occurs. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in the prospectus supplement as our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or others. All trademarks, service marks and trade names included or incorporated by reference into this prospectus or an applicable prospectus supplement are the property of their respective owners.

We urge you to read carefully this prospectus, an applicable prospectus supplement and any free writing prospectus we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of our ordinary shares being offered.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we”, “us”, “our” and “Horizon Pharma” refer to Horizon Pharma plc and its consolidated subsidiaries.

This prospectus may not be used to consummate a sale of our ordinary shares unless accompanied by a prospectus supplement.

ABOUT HORIZON PHARMA PLC

Overview

Horizon Pharma plc is focused on researching, developing and commercializing innovative medicines that address unmet treatment needs for rare and rheumatic diseases. By expanding our growing pipeline of medicines in development and exploring all potential uses for currently marketed medicines, we strive to make a powerful difference for patients, their caregivers and physicians.

Our Strategy

We aspire to be a leading rare disease biopharma company that delivers innovative therapies to patients and generates high returns for our shareholders.

Our approach has been different from typical biopharma companies. Instead of starting with a pipeline and raising capital to finance development opportunities, we first developed a successful commercial business, generating cash flows and significant growth. We then deployed our cash flows and access to capital to the development and acquisition of leading-edge therapeutic products for rare diseases.

Today we have a growing pipeline of development programs, have eleven on-market medicines and had total annual net sales of $1.2 billion in 2018 — a transformation from our beginnings as a public company in 2011, with two medicines and total annual net sales of $6.9 million.

Our highest strategic priority is to build a robust and differentiated pipeline of rare disease medicines. We are also focused on maximizing the growth of our rare-disease medicines — in particular, of KRYSTEXXA, our biologic for the treatment of chronic gout refractory to conventional therapy.

We have two operating segments: the orphan and rheumatology segment and the primary care segment. The orphan and rheumatology operating segment, our strategic growth segment, has generated a four-year net sales compound annual growth rate from 2014 to 2018 of 101.2 percent, underscoring the success of our strategy, with its focus on rare disease medicines. We expect the segment to drive future growth as well, supported by our durable base of rare disease medicines; our growth driver, KRYSTEXXA; and if approved, teprotumumab, our late-stage development biologic candidate, which we believe offers significant growth potential. Teprotumumab is being developed to treat active thyroid eye disease, a debilitating rare autoimmune condition for which there is no approved treatment.

Corporate Information

We are a public limited company formed under the laws of Ireland. We operate through a number of international and U.S. subsidiaries with principal business purposes to perform research and development or manufacturing operations, serve as distributors of our medicines, hold intellectual property assets or provide us with services and financial support. Our principal executive offices are located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland and our telephone number is 011 353 1 772 2100. Our website address is www.horizonpharma.com. Information found on, or accessible through, our website is not a part of and is not incorporated into, this prospectus or any prospectus supplement.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors identified in an applicable prospectus supplement and in any free writing prospectus we have authorized for use in connection with a specific offering, as well as under the section entitled “Risk Factors” contained in our Annual Report on Form 10-K filed with the SEC on February 27, 2019 and incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC after the date of this prospectus, in addition to the other information contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein or therein and in any free writing prospectus we have authorized for use in connection with a specific offering, before deciding whether to purchase any of our ordinary shares. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our ordinary shares and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” — that is, statements related to future, not past, events — as defined in Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that reflect our current expectations regarding our future growth, results of operations, business strategy and plans, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward-looking statements include any statement that does not directly relate to a current or historical fact. Forward-looking statements generally can be identified by words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would”, or similar expressions. These statements are based on current expectations and assumptions that are subject to risks and uncertainties inherent in our business, which could cause our actual results to differ materially from those indicated in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, without limitation:

•

our ability to successfully execute our sales and marketing strategy, including continuing to successfully recruit and retain sales and marketing personnel and to successfully build the market for our medicines;

•	our ability to continue our transition to a rare and rheumatic disease company and build a sustainable pipeline of new medicine candidates;

•	whether we will be able to realize the expected benefits of strategic transactions, including whether and when such transactions will be accretive to our net income;

•

the rate and degree of market acceptance of, and our ability and our distribution and marketing partners’ ability to obtain coverage and adequate reimbursement and pricing for, our medicines from government and third-party payers and risks relating to the success of our patient access programs;

•	our ability to maintain regulatory approvals for our medicines;

•

our ability to conduct clinical development and obtain regulatory approvals for our medicine candidates, including potential delays in initiating and completing studies and filing for and obtaining regulatory approvals and whether data from clinical studies will support regulatory approval;

•	our need for and ability to obtain additional financing;

•	the accuracy of our estimates regarding future financial results;

•

our ability to successfully execute our strategy to develop or acquire additional medicines or companies, including disruption from any future acquisition or whether any acquired development programs will be successful;

•	our ability to manage our anticipated future growth;

•

the ability of our medicines to compete with generic medicines, especially those representing the active pharmaceutical ingredients in our medicines as well as new medicines that may be developed by our competitors;

•	our ability and our distribution and marketing partners’ ability to comply with regulatory requirements regarding the sales, marketing and manufacturing of our medicines and medicine candidates;

•	the performance of our third-party distribution partners, licensees and manufacturers over which we have limited control;

•	our ability to obtain and maintain intellectual property protection for our medicines;

•	our ability to defend our intellectual property rights with respect to our medicines;

•	our ability to operate our business without infringing the intellectual property rights of others;

•	the loss of key commercial or management personnel; and

•	regulatory developments in the United States and other countries, including potential changes in healthcare laws and regulations.

While we believe that we have a reasonable basis for each forward-looking statement, we caution you that these statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, time frames or achievements to be materially different from the information expressed or implied by these forward-looking statements. We discuss many of these risks, uncertainties and other factors in greater detail under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectus we have authorized for use in connection with a specific offering, in our Annual Report on Form 10-K filed with the SEC on February 27, 2019 and incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC after the date of this prospectus and under similar headings in our future reports that we file with the SEC and that are incorporated by reference in this prospectus. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus, the applicable prospectus supplement and any free writing prospectus we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information” and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our ordinary shares offered under this prospectus. Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for working capital and general corporate purposes. We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from the sale of any ordinary shares sold pursuant to that prospectus supplement. We will not receive any of the proceeds from sales of our ordinary shares by selling shareholders, if any, pursuant to this prospectus.

SELLING SHAREHOLDERS

If the registration statement of which this prospectus is a part is used by any selling shareholder for the resale of any ordinary shares registered thereunder, information about such selling shareholder, its beneficial ownership of our securities and its relationship with us will be set forth in a post-effective amendment to the registration statement, in a supplement to this prospectus, or in one or more documents incorporated by reference in this prospectus or the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell our ordinary shares from time to time pursuant to underwritten public offerings, “at-the-market” offerings, negotiated transactions, block trades or a combination of these methods. We may sell our ordinary shares to or through one or more underwriters or dealers (acting as principal or agent), through agents, or directly to one or more purchasers. We may distribute our ordinary shares from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of our ordinary shares, including, to the extent applicable:

•	the name or names of the underwriters, dealers or agents, if any;

•	the purchase price of our ordinary shares or other consideration therefor and the proceeds, we will receive from the sale;

•	any over-allotment or other options under which underwriters may purchase additional ordinary shares from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which our ordinary shares may be listed.

Only underwriters named in a prospectus supplement will be underwriters of our ordinary shares offered by that prospectus supplement. Dealers and agents participating in the distribution of our ordinary shares may be deemed to be underwriters and compensation received by them on resale of our ordinary shares may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

If underwriters are used in the sale, they will acquire the ordinary shares for their own account and may resell the ordinary shares from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the ordinary shares will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the ordinary shares to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the ordinary shares offered by the prospectus supplement, other than ordinary shares covered by any option to purchase additional ordinary shares. If a dealer is used in the sale of the ordinary shares, we or an underwriter will sell the ordinary shares to the dealer, as principal. The dealer may then resell the ordinary shares to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transaction. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may use underwriters, dealers or agents with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, dealer or agent, the nature of any such relationship.

We may sell our ordinary shares directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of our ordinary shares and we will describe any commissions payable to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

We may provide agents, underwriters and dealers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or dealers may make with respect to these liabilities. Agents, underwriters and dealers, or their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on The Nasdaq Global Select Market may engage in passive market making transactions in our ordinary shares on The Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our ordinary shares. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of our ordinary shares offered pursuant to this prospectus and the applicable prospectus supplement.

VALIDITY OF SHARE CAPITAL

Unless otherwise stated in the applicable prospectus supplement, the validity of the ordinary shares being offered hereby will be passed upon by Matheson, Dublin, Ireland.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

We are a public limited company formed under the laws of Ireland and certain of our officers and directors are or may in the future be residents outside the United States. All or a substantial portion of our assets or the assets of such non-resident persons may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or us, or to enforce against such persons or us in U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. We have been advised by counsel that there is doubt as to the enforceability in Ireland, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the United States. Consequently, it may be difficult for investors to enforce against us, our directors or our officers in Ireland judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. We also maintain an Internet site that contains the reports, proxy and information statements and other information regarding our company that we file with the SEC. Our Internet site can be found at www.horizonpharma.com. Information found on, or accessible through, our website is not a part of and is not incorporated into, this prospectus.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 27, 2019;

•

our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2018 (to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017);

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 4, 2019 and February 28, 2019;

•

the description of our Rights Agreement and the rights to purchase our ordinary shares thereunder contained in our Registration Statement on Form 8-A filed with the SEC on February 28, 2019, including any amendments or reports filed with the SEC for the purpose of updating such description; and

•

our Current Report on Form 8-K filed with the SEC on September 19, 2014 (which evidences the registration of our ordinary shares under Section 12(b) of the Exchange Act and includes therein a description of our ordinary shares).

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports or portions of current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the ordinary shares made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document that we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Horizon Pharma plc

Attn: Investor Relations

c/o Horizon Pharma USA, Inc.

150 South Saunders Road

Lake Forest, Illinois 60045

(224) 383-3000

$300,000,000 Shares

Horizon Pharma plc

Ordinary Shares

PRELIMINARY PROSPECTUS SUPPLEMENT

March    , 2019

Citigroup

Morgan Stanley

Goldman Sachs & Co. LLC

Cowen